Exhibit 99.1

FOR IMMEDIATE RELEASE
October 15, 2003

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Susan Stuart	(614) 480-3878	Trasee Carr	(614) 480-5407

HUNTINGTON BANCSHARES INCORPORATED

•	REPORTS 2003 THIRD QUARTER EARNINGS OF $0.39 PER SHARE

•	ANNOUNCES EARNINGS RESTATEMENT

	—	Retroactive application of deferral accounting for all loan and lease origination fees and costs

	—	Reduces equity by $66 million

•	ADOPTS FIN 46

	—	Consolidates $1.0 billion of securitized automobile loans

2003 THIRD QUARTER EARNINGS

     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2003 third quarter earnings of $90.9 million, or $0.39 per common share, down $5.6 million, or 6%, from $96.5 million, or $0.42 per common share, in the second quarter, but up $2.9 million, or 3%, from $88.0 million, or $0.36 per common share, in the year-ago quarter. The current quarter results included a negative $13.3 million cumulative effect of change in accounting principle as a result of adopting FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) effective July 1, 2003. Before the cumulative effect, 2003 third quarter earnings were $104.2 million, or $0.45 per common share, up $7.7 million, or 8%, from the second quarter, and up $16.2 million, or 18%, from the year-ago quarter on the same basis. All prior period results reflect the restatement announced today and discussed below.

     “Huntington continues to make progress in several very important areas, and we are quite pleased with some of the trends we are seeing,” said Thomas Hoaglin, chairman, president, and chief executive officer. “Net interest income increased as we continued to grow loans and leases and earning assets. Average core deposits excluding retail CD’s increased 5% again this quarter. Importantly, this growth rate was maintained following a reduction in our deposit pricing at the beginning of the quarter, which helped limit the decline in the fully taxable equivalent net interest margin to only one basis point.”

     Hoaglin also noted the improving credit quality trends saying, “Net charge-offs declined this quarter, while non-performing assets were essentially unchanged. Lower commercial net charge-offs were a significant driver of this trend. Our loan and lease loss reserve remained very strong as evidenced by the increase in our coverage ratio on non-performing assets to 270% from 255% in the previous quarter.”

     “While the tangible common equity to asset ratio declined to 6.78% in the third quarter from 7.07% in the second quarter, the decline reflected the consolidation of $1.0 billion of securitized automobile loans. Our tangible common equity ratio exceeds our revised long-term target of 6.50% to 6.75%,” he concluded.

Discussion of Results

     Third quarter results compared with sequential second quarter performance reflected:

•	$1.3 billion, or 7%, increase in average loans and leases from the second quarter. Of this increase, $1.0 billion resulted from the FIN 46 consolidation.

•	5% growth in core deposits, excluding retail CDs.

•	13% decline in average operating lease assets.

•	3.46% net interest margin, down from 3.47%.

•	$13.3 million after-tax, or $0.06 per share, negative cumulative effect of change in accounting principle (FIN 46).

•	$17.8 million pretax ($11.6 million after-tax or $0.05 per share) mortgage servicing rights (MSR) impairment recovery, compared with $6.4 million pretax impairment in the second quarter.

•	$4.1 million pretax ($2.7 million after-tax or $0.01 per share) securities losses compared with $6.9 million pretax gain in the second quarter.

•	$13.1 million pretax gain on sale of four West Virginia offices ($8.5 million after-tax or $0.04 per share).

•	0.64% annualized net charge-offs, down from 0.85%.

•	0.65% non-performing assets ratio, down from 0.70%.

•	270% non-performing assets coverage ratio, up from 255%.

•	6.78% tangible common equity ratio, down from 7.07%.

     Fully taxable equivalent net interest income increased $18.5 million, or 9%, from the second quarter, primarily reflecting growth in average earning assets, offset by a one basis point decline in the net interest margin. The fully taxable equivalent net interest margin decreased to 3.46% from 3.47% due to lower asset yields, though this impact was lessened by reduced deposit rates. Average total earning assets increased $1.9 billion, or 8%, of which $1.0 billion related to the FIN 46 consolidation of automobile loans, $0.4 billion related to higher investment securities, and $0.6 billion related to higher average loans and leases and mortgages held for sale. Excluding the consolidation of automobile loans, average earning assets increased $0.9 billion, or 4%, from the second quarter.

     Compared with the year-ago quarter, fully taxable equivalent net interest income increased $30.7 million, or 16%, reflecting a $4.9 billion, or 24%, increase in average earning assets, partially offset by a 23 basis point, or 6%, decline in the fully taxable equivalent net interest margin to 3.46% from 3.69%. Excluding the FIN 46 consolidation of automobile loans, average earnings assets increased $3.9 billion, or 19%, from the year-ago quarter.

     Average loans and leases increased $1.3 billion, or 7%, from the second quarter. Of this increase, $1.0 billion resulted from the FIN 46 consolidation. Excluding the impact of FIN 46, average loans and leases increased $0.3 billion, or 1%. The slower growth rate in average loans and leases in the third quarter was impacted by the sale of $567 million of automobile loans late in the second quarter and a decline in large commercial and industrial loans in the current quarter. Reflecting the impact of the low interest rate environment, average residential mortgages grew 10% and average home equity loans and lines of credit increased 4%. Average automobile loans and leases increased 25%, with the FIN 46 consolidation accounting for $1.0 billion, or 24 percentage points. Excluding the impact of the FIN 46 consolidation, average automobile loans and leases were up 1%, impacted by the automobile loans sold late in the second quarter. Total average commercial real estate loans increased 4%. In contrast, average commercial loans declined 4% reflecting declines in larger commercial credits, offset by 2% growth in small business loans.

     Compared with the year-ago quarter, average loans and leases increased $3.3 billion, or 19%, including the impact of the FIN 46 consolidation of $1.0 billion of automobile loans. Average automobile loans and leases increased $2.0 billion, or 61%, including the impact of adopting FIN 46. Excluding the FIN 46 consolidation, average automobile loans and leases increased $1.0 billion, or 30%. This increase was driven by a $1.1 billion increase in direct financing leases. Excluding the consolidation of securitized automobile loans, average automobile loans decreased $0.2 billion, or 6%, reflecting the $1.1 billion of automobile loans sold in the 2003 first half. Average residential mortgages increased 40%, with average home equity loans and lines up 14%. Total average commercial real estate loans increased 12%, while average commercial loans declined 2%.

     Average investment securities increased $0.4 billion, or 10%, from the second quarter reflecting the investment of proceeds from the second quarter sale of automobile loans. Average mortgages held for sale increased $0.3 billion, or 49%, from the second quarter due to high loan originations reflecting continued heavy refinancing activity.

     Total average core deposits in the third quarter increased $0.4 billion, or 2%, from the second quarter including a $0.2 billion decline in retail certificates of deposits (CDs). Excluding retail CDs, average core deposits increased 5%, reflecting 8% growth in interest bearing demand deposits and 6% growth in non-interest bearing demand deposits. Compared with the year-ago quarter, average core deposits increased 5% including a $0.9 billion decline in retail CDs. Average core deposits excluding retail CDs were up 14% from the year-ago quarter.

     Non-interest income decreased $4.2 million, or 2%, from the second quarter. The primary drivers of the reduction were:

•	No gain on sale of automobile loans in the third quarter compared with a $13.5 million gain on sale of automobile loans in the second quarter.

•	$11.0 million, or 9%, decline in operating lease income. Such declines are expected as the operating lease portfolio runs off. All new automobile leases originated after April 2002 are direct financing leases, the income from which is reflected in net interest income.

•	$11.0 million decline in investment securities gains, reflecting $4.1 million of securities losses in the current quarter compared to securities gains of $6.9 million in the second quarter. Investment securities are viewed as a natural balance sheet hedge against changes in MSR valuations with securities gains (losses) used to partially offset MSR losses (gains).

•	$4.2 million, or 15%, decline in other income, reflecting the elimination of securitization income due to FIN 46 implementation, lower revenues on early automobile lease terminations, and lower trading gains.

Partially offsetting these declines in non-interest income were:

•	$13.1 million gain on sale of branch offices reflecting the previously announced sale of the four West Virginia branch offices, which closed in late July.

•	$24.2 million increase in MSR valuation reflecting a $17.8 million MSR impairment recovery in the current quarter compared with $6.4 million of MSR impairment in the second quarter.

The decline in interest rates through the second quarter resulted in a temporary impairment of MSR valuations over the last year. In contrast, the increase in interest rates during the third quarter and the related prospective slowdown in mortgage prepayments, resulted in a longer estimated life of the MSR cash flows, and the resultant increased MSR valuation. Mortgage banking income increased $23.0 million in the third quarter. Excluding the MSR valuation change between quarters, mortgage banking income decreased $1.2 million. At September 30, 2003, MSRs as a percent of serviced mortgages were 1.07%, up from 0.72% at June 30, 2003.

     Compared with the year-ago quarter, non-interest income declined $25.8 million, or 9%, primarily reflecting the following:

•	$42.5 million, or 27%, decline in operating lease income as this portfolio continues to run off.

•	$24.6 million Merchant Services gain in the year-ago quarter.

•	$5.2 million decline in investment securities gains, reflecting $4.1 million of securities losses in the current quarter compared to securities gains of $1.1 million in the year ago quarter.

Partially offset by:

•	$27.6 million increase in mortgage banking income, of which $24.4 million was due to an increase in MSR valuation, reflecting a $17.8 million recovery in the current quarter compared with a $6.6 million writedown in the year-ago quarter.

•	$13.1 million gain on sale of the West Virginia banking offices in the current quarter.

•	$4.6 million, or 12%, increase in services charges on deposit accounts.

•	$3.2 million increase in mortgage banking income exclusive of MSR recovery/impairment.

     Non-interest expense increased $3.1 million, or 1%, from the second quarter reflecting a $5.3 million release of restructuring reserves in the second quarter. Excluding this release of restructuring reserves, third quarter non-interest expense decreased $2.2 million, or 1%. Contributing to this decline were the following:

•	$9.8 million, or 10%, decline in operating lease expense, reflecting the continued run-off of that portfolio.

•	$2.9 million, or 35%, decline in marketing expenses.

Partially offset by:

•	$7.9 million, or 8%, increase in personnel costs including current period recognition of $3.0 million in pension settlement expense, as well as higher medical and incentive accruals.

•	$1.2 million, or 13%, increase in professional services. The current quarter included $4.5 million of expenses associated with the Securities and Exchange Commission formal investigation, up from $0.8 million in the second quarter.

     Compared with the year-ago quarter, non-interest expense declined $19.3 million, or 6%, primarily reflecting a $32.6 million, or 26%, decrease in operating lease expense. Partially offsetting the decrease was a $12.5 million, or 12%, increase in personnel costs primarily reflecting higher benefit expenses and sales commissions.

     Net charge-offs for the 2003 third quarter were $32.8 million, or an annualized 0.64% of average loans and leases, down from $41.1 million, or 0.85%, in the second quarter and down from $33.8 million, or 0.78%, in the year-ago quarter. This primarily reflected lower commercial loan charge-offs, which were an annualized 0.91% of related loans in the third quarter, down from 1.89% in the second quarter. This decline in commercial net charge-offs reflected improving trends, compared with the second quarter, which included the charge-off of a single commercial credit in the teleconferencing business. In contrast, commercial real estate net charge-offs increased to an annualized 0.36% in the third quarter from 0.06% in the second quarter, primarily reflecting the charge-off of a single credit.

     Total consumer net charge-offs were an annualized 0.61% in the third quarter, up from 0.57% in the second quarter, primarily reflecting an increase in automobile loan charge-offs. Home equity charge-offs declined to an annualized 0.39% from 0.44%, and residential charge-offs declined to 0.05% from 0.06%. Net charge-offs on automobile loans were an annualized 1.20% in the third quarter, up from 1.06% in the second quarter, reflecting the adverse impact of automobile loans sold in the first and second quarters. These sold portfolios included a larger relative component of newer loans with inherently lower net charge-off rates than the total portfolio. Net charge-offs on automobile leases decreased to an annualized 0.36% from 0.44% in the second quarter.

     Credit losses on operating lease assets, which are included in operating lease expense, were $10.0 million, compared with $11.6 million in the second quarter and $12.8 million in the year-ago quarter. Recoveries on operating lease assets, which are included in operating lease income, were $2.6 million, $2.7 million, and $2.9 million for the same periods. The ratio of credit losses net of recoveries to operating lease assets was an annualized 1.90% in the current quarter, 1.97% in the second quarter, and 1.53% in the year-ago quarter. The increase from a year ago reflects the declining balances in this portfolio. This portfolio will decrease over time since no new operating lease assets have been generated after April 2002. As a result, while the absolute level of credit losses is expected to decline over time, the ratio of credit losses expressed as a percent of a declining average operating lease assets, is expected to increase.

     The over 90-day delinquent, but still accruing, loans as a percent of total loans and leases was relatively unchanged at 0.31% at September 30, 2003. The 30-day delinquency ratio decreased to 1.25% at September 30, 2003, from 1.33% at the end of the second quarter, and was down significantly from 1.72% at the end of the year-ago quarter. This reflected improvement in the total consumer 30-day delinquency ratio to 1.72% at quarter end, down from 1.86% at the end of the second quarter and 2.00% a year earlier. Total commercial and commercial real estate 30-day delinquencies also declined to 0.67% at quarter end, down from 0.79% at June 30, 2003, and 1.45% a year ago.

     The provision for loan and lease losses in the third quarter was $51.6 million, up $2.4 million, or 5%, from the second quarter due primarily to $18.8 million of provision expense reflecting loan growth, offset by $8.3 million of lower net charge-offs in the current period. The September 30, 2003, allowance for loan and lease losses as a percent of period-end loans and leases was 1.75%, down from 1.79% at June 30, 2003, reflecting the FIN 46 consolidation of $1.0 billion of automobile loans with a lower associated loan loss reserve, and was down from 2.08% at the end of the year-ago quarter. The allowance for loan and lease losses as a percent of non-performing assets increased to 270% at September 30, 2003, from 255% at June 30, 2003, and was well above the year-ago level of 173% due to the significant decline in non-performing assets over this period. Compared with the year-ago quarter, loan and lease loss provision expense was down $2.7 million, or 5%.

     Non-performing assets at September 30, 2003 were $137.1 million and represented 0.65% of period-end loans and leases and other real estate. This was up $3.4 million from $133.7 million, or 0.70%, of period-end loans and leases and other real estate owned at June 30, 2003, and down $77.1 million, or 36%, from the end of the year-ago quarter. Non-performing assets continued to be concentrated in the manufacturing and services sectors.

     At September 30, 2003, the tangible equity to assets ratio was 6.78%, down from 7.07% at June 30, 2003, and down from 7.65% at September 30, 2002. While the decrease from the second quarter primarily reflected the FIN 46 consolidation of automobile loans, there was no change in the risk of loss related to the consolidation. The decrease from a year ago primarily reflected share repurchase activity from July 1, 2002 through March 31, 2003. No shares were repurchased during the 2003 second or third quarters. The existing share repurchase authorization had 3.9 million shares remaining as of September 30, 2003.

2003 Outlook

     “It has been our practice to provide earnings guidance when appropriate,” said Hoaglin. “Going forward, we intend that any earnings guidance given will only be on a GAAP, or reported, basis. By providing earnings guidance on a GAAP basis, investors will be able to decide independently what, if any, adjustments they wish to make to this GAAP guidance in determining the appropriate level of earnings for their stock price valuation analysis.”

     In this regard, the company noted that earnings on a GAAP basis for the first nine months of 2003 were $1.21 per share ($0.39 in the first quarter, $0.42 in the second quarter, and $0.39 in the third quarter; quarterly amounts do not add to the year to date total due to rounding). The company expects 2003 fourth quarter earnings per share on a GAAP basis to be $0.37-$0.38 per share.

FIN 46 Adoption

     As previously announced on July 17, 2003, Huntington adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) effective July 1, 2003. As a result, the company consolidated $1.0 billion of securitized automobile loans on the balance sheet in the third quarter. This resulted in a negative $13.3 million after-tax, or $0.06 per share, cumulative effect of change in accounting principle in third quarter results.

     The adoption also required the deconsolidation of two business trusts which had been formed to issue trust preferred securities which qualified as Tier 1 capital for regulatory capital purposes. The related borrowings by the parent company are now reported in the balance sheet under the caption “Subordinated notes” and continue to qualify as Tier 1 capital. There was no cumulative effect on retained earnings or Huntington’s capital ratios as a result of this deconsolidation.

EARNINGS RESTATEMENT

Items Previously Announced

     On July 17, 2003, Huntington announced a series of voluntary actions related to the previously announced SEC investigation, resulting in a $30 million cumulative reduction in retained earnings. Included was a decision to restate earnings to correct for errors related to the timing of origination fees paid to automobile dealers, the deferral of commissions paid to originate deposits, certain mortgage origination fee income, the recognition of pension settlements, and liabilities related to the sale of an automobile debt cancellation product.

     At the same time, the company announced the prospective application of deferral accounting for all loan origination fees and costs beginning July 1, 2003, and noted that a review was being conducted to determine whether to implement such deferral accounting on a retroactive basis.

Items Announced Today

     Today the company announced the application of deferral accounting for all loan origination fees and costs on a retroactive basis. This voluntary correction, plus the correction of two other errors, results in an incremental $66 million cumulative reduction in retained earnings. This reduction in equity consists of three items:

•	$55 million related to a decision to retroactively apply deferral accounting for loan origination fees and costs,

•	$4 million to correct an amount included in the July 17, 2003 announcement related to the automobile debt cancellation product, and

•	$7 million to correct the timing of income recognition on a 1998 sale-leaseback transaction.

     Two other timing errors, which had no cumulative effect on retained earnings, were identified during an internal review of accounting procedures: the recognition of a gain on an interest rate swap initiated in 1992 and sold in 2000, and the recognition of income on Bank Owned Life Insurance in 2001 and 2002.

     The company will restate earnings to reflect these items and believes that correcting these errors improves financial reporting accuracy and transparency.

Combined Impact on Retained Earnings

     The total effect of the announcements made on July 17th and today is a cumulative $96 million reduction in equity. Earnings in prior periods have been restated to correct these errors with 80%, or $77 million, of the impact reflected in the years 2000 and earlier. In November the company will file an amended 2002 Annual Report on Form 10-K/A, as well as amended Quarterly Reports on Form 10-Q/A for the first and second quarters of 2003.

     “Although the SEC investigation is ongoing, these announcements address the accounting issues known to us related to the SEC investigation or issues identified in our internal review of accounting procedures,” said Hoaglin. “We remain committed to cooperating fully with the SEC staff and to insuring complete compliance with both the letter and spirit of proper accounting and financial reporting transparency.”

Conference Call / Webcast Information

     Huntington’s senior management will host a conference call today to discuss these developments and results at 1:00 p.m. EDT. The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 553-2599. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. EDT today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through October 31, 2003, at (800) 615-3210; conference ID 271139. The conference call transcript and slides will be filed with the Securities and Exchange Commission on Form 8-K.

Forward-looking Statement

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K/A for the year ended December 31, 2002, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

     Huntington Bancshares Incorporated is a $30 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 850 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

###

HUNTINGTON BANCSHARES INCORPORATED
Key Statistics — Quarterly

				Percent Change vs.

(in thousands, except per share amounts)	3Q03	2Q03	3Q02	2Q03	3Q02

Net Interest Income	$220,471	$202,441	$191,265	8.9%	15.3%
Provision for Loan and Lease Losses	51,615	49,193	54,304	4.9	(5.0)
Securities (Losses) Gains	(4,107)	6,887	1,140	N.M.	N.M.
Non-Interest Income	276,875	270,064	297,462	2.5	(6.9)
Non-Interest Expense	300,231	302,397	319,547	(0.7)	(6.0)
Restructuring Charges (Releases)	—	(5,315)	—	N.M.	—

Income Before Income Taxes	141,393	133,117	116,016	6.2	21.9
Income Taxes	37,213	36,659	28,034	1.5	32.7

Income before cumulative effect of change in accounting principle	104,180	96,458	87,982	8.0	18.4
Cumulative effect of change in accounting principle, net of tax	(13,330)	—	—	—	—

Net Income	$90,850	$96,458	$87,982	(5.8)%	3.3%

Income before cumulative effect of change in accounting principle — diluted	$0.45	$0.42	$0.36	7.1%	25.0%
Net Income per common share — diluted	$0.39	$0.42	$0.36	(7.1)%	8.3%
Cash dividends declared per common share	$0.175	$0.16	$0.16	9.4%	9.4%
Book value per common share at end of period	$9.80	$9.64	$9.45	1.7%	3.7%
Average common shares — basic	228,715	228,633	239,925	0.0%	(4.7)%
Average common shares — diluted	230,966	230,572	241,357	0.2%	(4.3)%
Return on average assets (1)	1.39%	1.38%	1.35%
Return on average shareholders’ equity (1)	18.4%	18.0%	15.8%
Net interest margin (2)	3.46%	3.47%	3.69%
Efficiency ratio (3)	60.0%	62.6%	65.2%
Average loans and leases	$20,511,313	$19,247,199	$17,243,748	6.6%	18.9%
Average earning assets	$25,564,291	$23,642,944	$20,689,767	8.1%	23.6%
Average core deposits (4)	$15,801,300	$15,421,145	$15,069,960	2.5%	4.9%
Average core deposits — linked quarter annualized growth rate (4)	9.9%	12.0%	10.3%
Average core deposits — excluding Retail CDs	$13,240,345	$12,623,311	$11,616,898	4.9%	14.0%
Average core deposits excl. Retail CDs — linked quarter annualized growth rate	19.6%	20.5%	15.4%
Average total assets	$29,849,828	$28,065,163	$25,788,657	6.4%	15.7%
Average shareholders’ equity	$2,241,689	$2,153,268	$2,216,088	4.1%	1.2%
Total assets at end of period	$30,095,186	$28,303,933	$26,712,886	6.3%	12.7%
Total shareholders’ equity at end of period	$2,243,643	$2,204,418	$2,243,937	1.8%	(0.0)%
Net charge-offs (NCOs)	$32,774	$41,056	$33,785	(20.2)%	(3.0)%
NCOs as a % of average loans and leases	0.64%	0.85%	0.78%
Non-performing loans and leases (NPLs) at end of period	$121,881	$120,154	$203,454	1.4%	(40.1)%
Non-performing assets (NPAs) at end of period	$137,077	$133,722	$214,129	2.5%	(36.0)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.65%	0.70%	1.20%
Allowance for loan and lease losses (ALL) as a % of total loans and leases at the end of period	1.75%	1.79%	2.08%
ALL as a % of NPLs	304%	284%	182%
ALL as a % of NPAs	270%	255%	173%
Tier 1 risk-based capital (5(6)	8.38%	8.32%	8.82%
Total risk-based capital (5)(6)	11.16%	11.12%	11.79%
Tier 1 leverage (5)	7.95%	8.26%	9.06%
Average equity / assets	7.51%	7.67%	8.59%
Tangible equity / assets (6)	6.78%	7.07%	7.65%

(1)	Based on income before cumulative effect of change in accounting principle, net of tax.

(2)	On a fully taxable equivalent basis assuming a 35% tax rate. The net interest margin measured on a non-tax equivalent basis was 3.42% in 3Q03, 3.43% in 2Q03, and 3.67% in 3Q02.

(3)	Non-interest expense less amortization of intangible assets ($0.2 million for all periods above) divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities (losses) gains.

(4)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.

(5)	Estimated at the end of September, 2003.

(6)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

N.M. — Not Meaningful.

9

HUNTINGTON BANCSHARES INCORPORATED
Key Statistics — YTD

	Nine Months Ended
	September 30,
			Percent
(in thousands, except per share amounts)	2003	2002	Change

Net Interest Income	$624,671	$550,395	13.5%
Provision for Loan and Lease Losses	137,652	143,190	(3.9)
Securities Gains	3,978	2,563	N.M.
Non-Interest Income	818,665	884,816	(7.5)
Gain on Sale of Florida Operations	—	181,188	(100.0)
Non-Interest Expense	919,155	988,808	(7.0)
Restructuring Charges (Releases)	(6,315)	56,184	N.M.

Income Before Income Taxes	396,822	430,780	(7.9)
Income Taxes	104,485	177,245	(41.1)

Income before cumulative effect of change in accounting principle	292,337	253,535	15.3
Cumulative effect of change in accounting principle, net of tax	(13,330)	—	—

Net Income	$279,007	$253,535	10.0%

Income before cumulative effect of change in accounting principle — diluted	$1.26	$1.03	22.3%
Net Income per common share — diluted	$1.21	$1.03	17.5%
Cash dividends declared per common share	$0.495	$0.48	3.1%
Average common shares — basic	229,558	245,554	(6.5)%
Average common shares — diluted	231,353	247,021	(6.3)%
Return on average assets (1)	1.37%	1.32%
Return on average shareholders’ equity (1)	17.8%	14.9%
Net interest margin (2)	3.52%	3.64%
Efficiency ratio (3)	62.9%	64.4%
Average loans and leases	$19,566,882	$17,050,389	14.8%
Average earning assets	$24,005,320	$20,334,822	18.1%
Average core deposits (4)	$15,401,150	$15,352,254	0.3%
Average core deposits — excluding Retail CDs	$12,628,532	$11,627,211	8.6%
Average total assets	$28,460,315	$25,756,257	10.5%
Average shareholders’ equity	$2,191,233	$2,269,450	(3.4)%
Total assets at end of period	$30,095,186	$26,712,886	12.7%
Total shareholders’ equity at end of period	$2,243,643	$2,243,937	(0.0)%
Net charge-offs (NCOs)	$106,666	$113,754	(6.2)%
NCOs as a % of average loans and leases	0.73%	0.89%
Non-performing loans and leases (NPLs) at end of period	$121,881	$203,454	(40.1)%
Non-performing assets (NPAs) at end of period	$137,077	$214,129	(36.0)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.65%	1.20%
Allowance for loan and lease losses (ALL) as a % of total loans and leases at the end of period	1.75%	2.08%
ALL as a % of NPLs	304%	182%
ALL as a % of NPAs	270%	173%
Tier 1 risk-based capital (5)(6)	8.38%	8.82%
Total risk-based capital (5)(6)	11.16%	11.79%
Tier 1 leverage (5)	7.95%	9.06%
Average equity / assets	7.70%	8.81%
Tangible equity / assets (6)	6.78%	7.65%

(1)	Based on income before cumulative effect of change in accounting principle, net of tax.

(2)	On a fully taxable equivalent basis assuming a 35% tax rate. The net interest margin measured on a non-tax equivalent basis was 3.48% and 3.62% for the first nine months of 2003 and 2002, respectively.

(3)	Non-interest expense less amortization of intangible assets ($0.6 million and $1.8 million, respectively) divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains.

(4)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000 and IRA deposits.

(5)	Estimated for the end of September, 2003.

(6)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

N.M. — Not Meaningful.

10

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Financial Review
September 2003

Table of Contents

Consolidated Balance Sheets	1
Loans and Leases and Deposits	2
Consolidated Quarterly Average Balance Sheets and Net Interest Margin Analysis	3
Consolidated YTD Average Balance Sheets and Net Interest Margin Analysis	4
Selected Quarterly Income Statement Data	5
Selected YTD Income Statement Data	6
Quarterly Loan and Lease Loss Reserve and Net Charge-Off Analysis	7
YTD Loan and Lease Loss Reserve and Net Charge-Off Analysis	8
Quarterly Non-Performing Assets and Past Due Loans	9
Quarterly Stock Summary, Capital, and Other Data	10
Quarterly and YTD Operating Lease Performance	11

Restatement of Prior Periods:

Periods prior to the third quarter of 2003 have been restated for errors relating to the timing of the recognition of accounting for loan origination fees and costs. Additionally, these prior periods have been adjusted for other errors related to the timing of the recognition of certain other revenues and expenses. The cumulative effect of these items reduced retained earnings by $66 million. This amount, in addition to the cumulative effect that resulted from the correction of other timing errors that were reflected in the quarterly report on Form 10-Q for the period ended June 30, 2003, totaled $96 million. The company expects to file a restated annual report on Form 10-K/A, restated quarterly reports on Form 10-Q/A for the first two quarters of 2003, and its quarterly report on Form 10-Q for the period ended September 30, 2003 in November reflecting these restatements.

Adoption of Financial Interpretation No. 46:

On July 1, 2003, Huntington adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). As a result of the adoption of this accounting standard, Huntington consolidated a securitization trust and related entities which held, collectively, $1 billion of indirect automobile loans and $960 million of liabilities. Also in the implementation of FIN 46, Huntington deconsolidated two business trusts which had been formed to issue preferred securities which qualified as Tier 1 capital for determining Huntington’s risk-based capital ratios. The related borrowings by the parent company are now reported in the balance sheet under the caption “Subordinated notes” and continue to qualify as Tier 1 capital. See Note 18 to Huntington’s 2002 Amended Annual Report for further information. The cumulative effect on retained earnings of adopting FIN 46 was a charge, or reduction, of $13.3 million, net of applicable taxes, and is reflected in Huntington’s income statement for the third quarter of 2003.

Huntington Bancshares Incorporated
Consolidated Balance Sheets

	September 30,	September 30,	Change September '03 vs. '02

(in thousands)	2003	2002	Amount	Percent

Assets
Cash and due from banks	$775,423	$1,014,713	$(239,290)	(23.6)%
Interest bearing deposits in banks	37,857	33,700	4,157	12.3
Trading account securities	415	3,225	(2,810)	(87.1)
Federal funds sold and securities purchased under resale agreements	87,196	64,574	22,622	35.0
Loans held for sale	411,792	369,724	42,068	11.4
Securities available for sale — at fair value	4,278,385	3,235,546	1,042,839	32.2
Investment securities — fair value $5,235 and $9,925, respectively	5,090	9,733	(4,643)	(47.7)
Total loans and direct financing leases (1)	21,172,747	17,846,897	3,325,850	18.6
Less allowance for loan and lease losses	370,135	371,033	(898)	(0.2)

Net loans and direct financing leases	20,802,612	17,475,864	3,326,748	19.0

Operating lease assets	1,454,590	2,455,165	(1,000,575)	(40.8)
Bank owned life insurance	917,261	875,492	41,769	4.8
Premises and equipment	332,190	339,984	(7,794)	(2.3)
Goodwill and other intangible assets	217,212	218,424	(1,212)	(0.6)
Customers’ acceptance liability	9,208	18,340	(9,132)	(49.8)
Accrued income and other assets	765,955	598,402	167,553	28.0

Total Assets	$30,095,186	$26,712,886	$3,382,300	12.7%

Liabilities and Shareholders’ Equity
Total deposits (1)	$18,833,856	$17,117,811	$1,716,045	10.0%
Short-term borrowings	1,400,047	2,220,022	(819,975)	(36.9)
Federal Home Loan Bank advances	1,273,000	613,000	660,000	N.M.
Subordinated notes	791,045	893,168	207,156	23.2
Other long-term debt	4,269,288	2,187,750	1,772,259	81.0
Company obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated debentures of the Parent Company (2)	—	300,000	(300,000)	(100.0)
Bank acceptances outstanding	9,208	18,340	(9,132)	(49.8)
Accrued expenses and other liabilities	1,275,099	1,118,858	156,241	14.0

Total Liabilities	27,851,543	24,468,949	3,382,594	13.8

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—	—	—
Common stock — without par value; authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 228,869,936 and 237,544,288 shares, respectively	2,482,370	2,486,345	(3,975)	(0.2)
Less 28,996,319 and 20,321,967 treasury shares, respectively	(550,766)	(391,550)	(159,216)	40.7
Accumulated other comprehensive income	25,865	60,556	(34,691)	(57.3)
Retained earnings	286,174	88,586	197,588	N.M.

Total Shareholders’ Equity	2,243,643	2,243,937	(294)	(0.0)

Total Liabilities and Shareholders’ Equity	$30,095,186	$26,712,886	$3,382,300	12.7%

(1)	See Page 2 for detail of Loans, Leases and Deposits.

(2)	In accordance with FIN 46, capital securities issued by Huntington Capital I and II, previously regarded as consolidated subsidiary trusts, are no longer reflected in Huntington’s balance sheet. The related parent company debt to these entities is reported in Subordinated notes.

N.M. — Not Meaningful.

Huntington Bancshares Incorporated
Loans, Leases and Deposits

Loans and Leases (Direct Financing and Operating)
(in thousands)

	September 30, 2003		September 30, 2002

By Type	Balance	%	Balance	%

Commercial	$5,433,498	24.0	$5,686,255	28.0
Commercial real estate	4,046,759	17.9	3,578,627	17.6

Total Commercial and Commercial real estate	9,480,257	41.9	9,264,882	45.6

Consumer
Automobile loans	3,708,777	16.4	2,878,282	14.2
Automobile direct financing leases	1,687,618	7.5	633,647	3.1
Home equity	3,589,968	15.9	3,132,557	15.4
Residential mortgage	2,325,597	10.3	1,537,246	7.6
Other loans	380,530	1.6	400,283	2.0

Total Consumer	11,692,490	51.7	8,582,015	42.3

Total Loans and Direct Financing Leases	21,172,747	93.6	17,846,897	87.9
Operating lease assets	1,454,590	6.4	2,455,165	12.1

Total	$22,627,337	100.0	$20,302,062	100.0

By Business Segment (1)
Regional Banking
Central Ohio / West Virginia	$5,292,963	23.4	$4,776,670	23.5
Northern Ohio	2,638,764	11.7	2,774,199	13.7
Southern Ohio / Kentucky	1,623,163	7.2	1,455,788	7.2
West Michigan	2,027,929	9.0	1,828,085	9.0
East Michigan	1,305,740	5.8	1,140,142	5.6
Indiana	741,371	3.2	682,439	3.4

Total Regional Banking	13,629,930	60.3	12,657,323	62.4

Dealer Sales	7,548,992	33.4	6,527,128	32.2
Private Financial Group	1,259,801	5.6	976,181	4.8
Treasury / Other	188,614	0.7	141,430	0.6

Total	$22,627,337	100.0	$20,302,062	100.0

Deposit Liabilities
(in thousands)

	September 30, 2003		September 30, 2002

By Type	Balance	%	Balance	%

Demand deposits
Non-interest bearing	$3,003,679	15.9	$2,949,065	17.2
Interest bearing	6,425,529	34.1	5,203,413	30.4
Savings deposits	2,999,620	15.9	2,849,060	16.6
Retail certificates of deposit	2,483,875	13.2	3,370,427	19.7
Other domestic time deposits	638,278	3.4	700,655	4.1

Total Core Deposits (2)	15,550,981	82.5	15,072,620	88.0

Domestic time deposits of $100,000 or more	843,528	4.5	754,115	4.4
Brokered time deposits and negotiable CDs	1,836,670	9.8	979,075	5.7
Foreign time deposits	602,677	3.2	312,001	1.9

Total Deposits	$18,833,856	100.0	$17,117,811	100.0

By Business Segment (1)
Regional Banking
Central Ohio / West Virginia	$5,422,728	28.8	$5,619,537	32.8
Northern Ohio	3,622,523	19.2	3,560,813	20.8
Southern Ohio / Kentucky	1,436,834	7.6	1,344,600	7.9
West Michigan	2,528,965	13.4	2,423,150	14.2
East Michigan	2,000,855	10.6	1,924,362	11.2
Indiana	661,068	3.6	649,568	3.8

Total Regional Banking	15,672,973	83.2	15,522,030	90.7

Dealer Sales	64,875	0.3	47,684	0.3
Private Financial Group	1,116,911	5.9	788,456	4.6
Treasury / Other (3)	1,979,097	10.6	759,641	4.4

Total Deposits	$18,833,856	100.0	$17,117,811	100.0

(1)	Prior period amounts have been adjusted to reflect organizational changes and to conform to the current period’s presentation.

(2)	Core deposits include non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs, and other domestic time deposits.

(3)	Comprised largely of brokered deposits and negotiable CDs.

Huntington Bancshares Incorporated
Consolidated Quarterly Average Balance Sheets and Net Interest Margin Analysis
(in millions)

	Quarterly Average Balances					Quarterly Average Rates (3)

	2003			2002		2003			2002

Fully Taxable Equivalent Basis (1)	Third	Second	First	Fourth	Third	Third	Second	First	Fourth	Third

Assets
Interest bearing deposits in banks	$33	$45	$37	$34	$35	1.38%	1.58%	1.61%	1.93%	2.06%
Trading account securities	11	23	12	9	7	4.70	4.15	4.63	3.37	4.95
Federal funds sold and securities purchased under resale agreements	103	69	57	83	76	1.92	2.19	2.14	1.83	1.40
Mortgages held for sale	898	602	459	467	267	5.16	5.42	5.56	5.84	6.57
Securities:
Taxable	3,646	3,382	3,014	3,029	2,953	4.23	4.59	5.17	5.53	6.01
Tax exempt	362	275	274	234	108	6.85	7.29	7.22	7.15	7.52

Total Securities	4,008	3,657	3,288	3,263	3,061	4.46	4.79	5.34	5.64	6.07

Loans and leases: (2)
Commercial	5,380	5,626	5,623	5,555	5,504	4.84	5.26	5.40	5.59	5.69
Real Estate
Construction	1,258	1,239	1,187	1,070	1,247	4.21	4.13	4.06	4.15	4.60
Commercial	2,744	2,621	2,565	2,601	2,315	5.21	5.25	5.60	5.79	6.17
Consumer
Automobile loans and leases	5,184	4,136	4,085	3,699	3,225	6.51	6.78	7.40	7.83	8.50
Home equity	3,503	3,359	3,238	3,166	3,060	5.09	5.02	5.17	5.64	5.83
Residential mortgage	2,075	1,887	1,832	1,694	1,486	5.32	5.76	5.95	6.06	6.27
Other loans	367	379	389	399	406	7.38	7.22	6.60	7.21	7.66

Total Consumer	11,129	9,761	9,544	8,958	8,177	5.87	5.99	6.33	6.69	7.05

Total loans and leases	20,511	19,247	18,919	18,184	17,243	5.41	5.56	5.82	6.08	6.32

Allowance for loan and lease losses	363	338	349	386	367

Net loans and leases	20,148	18,909	18,570	17,798	16,876

Total earning assets	25,564	23,643	22,772	22,040	20,689	5.23%	5.42%	5.72%	5.99%	6.26%

Operating lease assets	1,565	1,802	2,076	2,328	2,597
Cash and due from banks	804	735	740	717	763
Intangible assets	218	218	218	225	202
All other assets	2,062	2,005	1,967	1,937	1,905

Total Assets	$29,850	$28,065	$27,424	$26,861	$25,789

Liabilities and Shareholders’ Equity
Core deposits
Non-interest bearing deposits	$3,218	$3,046	$2,958	$2,955	$2,868
Interest bearing demand deposits	6,558	6,100	5,597	5,305	5,269	1.04%	1.39%	1.44%	1.55%	1.75%
Savings deposits	2,808	2,804	2,771	2,746	2,766	1.35	1.55	1.85	1.69	1.77
Retail certificates of deposit	2,561	2,798	2,963	3,305	3,453	3.51	3.75	3.87	4.36	4.37
Other domestic time deposits	656	673	682	702	714	3.89	3.85	4.00	4.19	4.37

Total core deposits	15,801	15,421	14,971	15,013	15,070	1.76	2.09	2.28	2.51	2.65

Domestic time deposits of $100,000 or more	803	808	769	730	777	2.32	2.55	2.76	2.64	3.27
Brokered time deposits and negotiable CDs	1,421	1,241	1,155	1,057	907	1.63	1.79	1.98	2.25	2.37
Foreign time deposits	536	426	514	409	370	0.85	1.03	1.06	1.29	1.43

Total deposits	18,561	17,896	17,409	17,209	17,124	1.75	2.06	2.24	2.46	2.63

Short-term borrowings	1,393	1,635	1,947	2,115	1,793	0.85	1.06	1.16	1.40	1.44
Federal Home Loan Bank advances	1,273	1,267	1,216	848	228	1.81	1.76	1.84	1.99	2.02
Subordinated notes and other long-term debt, including preferred capital securities	5,197	4,010	3,570	3,380	3,281	2.78	2.85	3.12	3.52	3.70

Total interest bearing liabilities	23,206	21,762	21,184	20,597	19,558	1.93%	2.11%	2.26%	2.51%	2.70%

All other liabilities	1,184	1,104	1,114	1,144	1,147
Shareholders’ equity	2,242	2,153	2,168	2,165	2,216

Total Liabilities and Shareholders’ Equity	$29,850	$28,065	$27,424	$26,861	$25,789

Net interest rate spread						3.30%	3.31%	3.46%	3.48%	3.56%
Impact of non-interest bearing funds on margin						0.16	0.16	0.17	0.14	0.13

Net Interest Margin						3.46%	3.47%	3.63%	3.62%	3.69%

(1)      Fully taxable equivalent yields are calculated assuming a 35% tax rate. See page 5 for the fully taxable equivalent adjustment.

(2)      Individual loan components include applicable fees.

(3)      Loan and deposit average rates include impact of applicable derivatives.

Huntington Bancshares Incorporated
Consolidated YTD Average Balance Sheets and Net Interest Margin Analysis
(in millions)

	Nine-Month		Nine-Month
	Average Balances		Average Rates (3)

Fully Taxable Equivalent Basis (1)	2003	2002	2003	2002

Assets
Interest bearing deposits in banks	$38	$33	1.53%	2.14%
Trading account securities	16	6	4.41	4.48
Federal funds sold and securities purchased under resale agreements	76	69	2.05	1.45
Mortgages held for sale	654	274	5.32	6.66
Securities:
Taxable	3,350	2,801	4.63	6.25
Tax exempt	304	102	7.09	7.65

Total Securities	3,654	2,903	4.83	6.30

Loans and leases: (2)
Commercial	5,542	5,720	5.17	5.64
Real Estate
Construction	1,229	1,265	4.22	4.71
Commercial	2,644	2,303	5.31	6.33
Consumer
Automobile loans and leases	4,474	2,918	6.86	8.62
Home equity	3,367	3,057	5.09	6.02
Residential mortgage	1,932	1,351	5.66	6.79
Other loans	379	436	7.06	8.13

Total Consumer	10,152	7,762	6.05	7.25

Total loans and leases	19,567	17,050	5.59	6.40

Allowance for loan and lease losses	350	365

Net loans and leases	19,217	16,685

Total earning assets	24,005	20,335	5.45%	6.36%

Operating lease assets	1,812	2,804
Cash and due from banks	760	768
Intangible assets	218	303
All other assets	2,015	1,911

Total Assets	$28,460	$25,756

Liabilities and Shareholders’ Equity
Core deposits
Non-interest bearing deposits	$3,063	$2,882
Interest bearing demand deposits	6,100	5,113	1.28%	1.78%
Savings deposits	2,795	2,888	1.58	1.80
Retail certificates of deposit	2,773	3,725	3.72	4.64
Other domestic time deposits	670	744	3.91	4.55

Total core deposits	15,401	15,352	2.04	2.80

Domestic time deposits of $100,000 or more	793	888	2.54	3.14
Brokered time deposits and negotiable CDs	1,274	621	1.79	2.43
Foreign time deposits	492	312	0.98	1.55

Total deposits	17,960	17,173	2.01	2.78

Short-term borrowings	1,656	1,726	1.04	1.64
Federal Home Loan Bank advances	1,253	88	1.80	2.49
Subordinated notes and other long-term debt, including preferred capital securities	4,265	3,362	2.89	3.71

Total interest bearing liabilities	22,071	19,467	2.09%	2.84%

All other liabilities	1,135	1,138
Shareholders’ equity	2,191	2,269

Total Liabilities and Shareholders’ Equity	$28,460	$25,756

Net interest rate spread			3.36%	3.52%
Impact of non-interest bearing funds on margin			0.16	0.12

Net Interest Margin			3.52%	3.64%

(1)	Fully taxable equivalent yields are calculated assuming a 35% tax rate. See page 6 for the fully taxable equivalent adjustment.

(2)	Individual loan components include applicable fees.

(3)	Loan and deposit average rates include impact of applicable derivatives.

Huntington Bancshares Incorporated
Selected Quarterly Income Statement Data

						Third Quarter 2003
	2003			2002		Percent Change vs.

(in thousands, except per share amounts)	Third	Second	First	Fourth	Third	2Q03	3Q02

Total Interest Income	$333,320	$317,325	$320,014	$329,340	$324,177	5.0%	2.8%
Total Interest Expense	112,849	114,884	118,255	130,161	132,912	(1.8)	(15.1)

Net Interest Income	220,471	202,441	201,759	199,179	191,265	8.9	15.3
Provision for loan and lease losses	51,615	49,193	36,844	51,236	54,304	4.9	(5.0)

Net Interest Income After Provision for Loan and Lease Losses	168,856	153,248	164,915	147,943	136,961	10.2	23.3

Operating lease income	117,624	128,574	138,193	149,259	160,164	(8.5)	(26.6)
Service charges on deposit accounts	42,294	40,914	39,869	41,435	37,706	3.4	12.2
Trust services	15,365	15,580	14,911	15,306	14,997	(1.4)	2.5
Brokerage and insurance income	13,807	14,196	15,497	13,941	13,664	(2.7)	1.0
Other service charges and fees	10,499	11,372	10,338	10,890	10,837	(7.7)	(3.1)
Bank Owned Life Insurance income	10,438	11,043	11,137	10,722	10,723	(5.5)	(2.7)
Mortgage banking	30,193	7,185	11,125	5,530	2,594	N.M	N.M.
Merchant Services gain	—	—	—	—	24,550	—	(100.0)
Gain on sales of automobile loans	—	13,496	10,255	—	—	(100.0)	—
Gain on sale of branch offices	13,112	—	—	—	—	—	—
Securities (losses) gains	(4,107)	6,887	1,198	2,339	1,140	(159.6)	N.M.
Other	23,543	27,704	20,401	22,433	22,227	(15.0)	5.9

Total Non-Interest Income	272,768	276,951	272,924	271,855	298,602	(1.5)	(8.7)

Personnel costs	113,170	105,242	113,089	110,231	100,662	7.5	12.4
Operating lease expense	93,134	102,939	111,588	120,747	125,743	(9.5)	(25.9)
Equipment	16,328	16,341	16,412	17,337	17,378	(0.1)	(6.0)
Outside data processing and other services	17,478	16,104	16,579	17,209	15,128	8.5	15.5
Net occupancy	15,619	15,426	16,657	13,422	14,727	1.3	6.1
Professional services	11,116	9,872	9,285	9,111	9,680	12.6	14.8
Marketing	5,515	8,454	6,626	6,186	7,491	(34.8)	(26.4)
Telecommunications	5,612	5,394	5,701	5,714	5,609	4.0	0.1
Printing and supplies	3,658	2,253	3,681	3,999	3,679	62.4	(0.6)
Restructuring (releases) charges	—	(5,315)	(1,000)	(7,211)	—	—	—
Other	18,601	20,372	16,909	32,616	19,450	(8.7)	(4.4)

Total Non-Interest Expense	300,231	297,082	315,527	329,361	319,547	1.1	(6.0)

Income Before Income Taxes	141,393	133,117	122,312	90,437	116,016	6.2	21.9
Income taxes	37,213	36,659	30,613	21,208	28,034	1.5	32.7

Income before cumulative effect of change in accounting principle	104,180	96,458	91,699	69,229	87,982	8.0	18.4
Cumulative effect of change in accounting principle, net of tax (1)	(13,330)	—	—	—	—	—	—

Net Income	$90,850	$96,458	$91,699	$69,229	$87,982	(5.8)%	3.3%

Per Common Share
Income before cumulative effect of change in accounting principle — Diluted	$0.45	$0.42	$0.39	$0.29	$0.36	7.1%	25.0%
Net Income — Diluted	$0.39	$0.42	$0.39	$0.29	$0.36	(7.1)%	8.3%
Cash Dividends Declared	$0.175	$0.16	$0.16	$0.16	$0.16	9.4%	9.4%
Return on:
Average total assets (2)	1.38%	1.38%	1.36%	1.02%	1.35%
Average total shareholders’ equity (2)	18.4%	18.0%	17.2%	12.7%	15.8%
Net interest margin (3)	3.46%	3.47%	3.63%	3.62%	3.69%
Efficiency ratio (4)	60.0%	62.6%	66.3%	69.9%	65.2%
Effective tax rate	26.3%	27.5%	25.0%	23.5%	24.2%
Revenue — Fully Taxable Equivalent (FTE)
Net Interest Income	$220,471	$202,441	$201,759	$199,179	$191,265	8.9%	15.3%
Tax Equivalent Adjustment (3)	2,558	2,076	2,096	1,869	1,096	23.2	133.4

Net Interest Income	223,029	204,517	203,855	201,048	192,361	9.1	15.9
Non-Interest Income	272,768	276,951	272,924	271,855	298,602	(1.5)	(8.7)

Total Revenue	$495,797	$481,468	$476,779	$472,903	$490,963	3.0%	1.0%

Total Revenue Excluding Securities (Losses) Gains	$499,904	$474,581	$475,581	$470,564	$489,823	5.3%	2.1%

(1)	Due to the prospective adoption of FASB Interpretation No. 46 for variable interest entities.
(2)	Based on income before cumulative effect of change in accounting principle, net of tax.
(3)	On a fully taxable equivalent basis assuming a 35% tax rate.
(4)	Non-interest expense less amortization of intangible assets divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities (losses) gains.

N.M. — Not Meaningful.

Huntington Bancshares Incorporated
Selected YTD Income Statement Data

	Nine Months Ended
	September 30,
			Percent
(in thousands, except per share amounts)	2003	2002	Change

Total Interest Income	$970,659	$963,762	0.7%
Total Interest Expense	345,988	413,367	(16.3)

Net Interest Income	624,671	550,395	13.5
Provision for loan and lease losses	137,652	143,190	(3.9)

Net Interest Income After Provision for Loan and Lease Losses	487,019	407,205	19.6

Operating lease income	384,391	507,815	(24.3)
Service charges on deposit accounts	123,077	112,129	9.8
Trust services	45,856	46,745	(1.9)
Brokerage and insurance income	43,500	48,168	(9.7)
Mortgage banking	48,503	26,503	83.0
Bank Owned Life Insurance income	32,618	32,401	0.7
Other service charges and fees	32,209	31,998	0.7
Gain on sale of Florida operations	—	181,188	(100.0)
Merchant Services gain	—	24,550	(100.0)
Gain on sales of automobile loans	23,751	—	—
Gain on sale of branch offices	13,112	—	—
Securities gains	3,978	2,563	N.M.
Other	71,648	54,507	31.4

Total Non-Interest Income	822,643	1,068,567	(23.0)

Personnel costs	331,501	307,806	7.7
Operating lease expense	307,661	398,223	(22.7)
Equipment	49,081	50,986	(3.7)
Outside data processing and other services	50,161	50,159	0.0
Net occupancy	47,702	46,323	3.0
Professional services	30,273	23,974	26.3
Marketing	20,595	21,725	(5.2)
Telecommunications	16,707	16,947	(1.4)
Printing and supplies	9,592	11,199	(14.3)
Restructuring (releases) charges	(6,315)	56,184	(111.2)
Other	55,882	61,466	(9.1)

Total Non-Interest Expense	912,840	1,044,992	(12.6)

Income Before Income Taxes	396,822	430,780	(7.9)
Income taxes	104,485	177,245	(41.1)

Income before cumulative effect of change in accounting principle	292,337	253,535	15.3
Cumulative effect of change in accounting principle, net of tax (1)	(13,330)	—	—

Net Income	$279,007	$253,535	10.0%

Per Common Share
Income before cumulative effect of change in accounting principle — Diluted	$1.26	$1.03	22.3%
Net Income — Diluted	$1.21	$1.03	17.5%
Cash Dividends Declared	$0.495	$0.48	3.1%
Return on:
Average total assets (2)	1.37%	1.32%
Average total shareholders’ equity (2)	17.8%	14.9%
Net interest margin (3)	3.52%	3.64%
Efficiency ratio (4)	62.9%	64.4%
Effective tax rate	26.3%	41.1%
Revenue — Fully Taxable Equivalent (FTE)
Net Interest Income	$624,671	$550,395	13.5%
Tax Equivalent Adjustment (3)	6,730	3,336	101.7

Net Interest Income	631,401	553,731	14.0
Non-Interest Income	822,643	1,068,567	(23.0)

Total Revenue	$1,454,044	$1,622,298	(10.4)

Total Revenue Excluding Securities Gains	$1,450,066	$1,619,735	(10.5)%

(1)	Due to the prospective adoption of FASB Interpretation No. 46 for variable interest entities.

(2)	Based on income before cumulative effect of change in accounting principle, net of tax.

(3)	On a fully taxable equivalent basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangible assets divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains.

N.M.— Not Meaningful.

Huntington Bancshares Incorporated
Quarterly Loan and Lease Loss Reserve and Net Charge-off Analysis

	2003			2002

(in thousands)	Third	Second	First	Fourth	Third

Allowance for Loan and Lease Losses, Beginning of Period	$340,947	$337,017	$336,648	$371,033	$351,696
Loan and lease losses	(43,261)	(49,985)	(40,265)	(93,890)	(43,748)
Recoveries of loans and leases previously charged off	10,487	8,929	7,429	10,732	9,963

Net loan and lease losses	(32,774)	(41,056)	(32,836)	(83,158)	(33,785)

Provision for loan and lease losses	51,615	49,193	36,844	51,236	54,304
Allowance of assets (sold) / purchased	—	(3,477)	(2,981)	—	1,264
Allowance of securitized loans (1)	10,347	(730)	(658)	(2,463)	(2,446)

Allowance for Loan and Lease Losses, End of Period	$370,135	$340,947	$337,017	$336,648	$371,033

Allowance for loan and lease losses as a % of total loans and leases	1.75%	1.79%	1.78%	1.81%	2.08%
Allowance for loan and lease losses as a % of non-performing loans and leases	304%	284%	266%	263%	182%
Allowance for loan and lease losses as a % of non-performing assets	270%	255%	239%	246%	173%
Net Charge-offs by Type
Commercial	$12,222	$26,546	$14,904	$59,811	$16,837
Commercial real estate	3,621	607	546	7,536	4,085

Total commercial and commercial real estate	15,843	27,153	15,450	67,347	20,922

Consumer
Automobile direct financing leases	1,450	1,422	920	730	202
Automobile loans	10,773	7,524	10,623	10,398	8,602
Home equity	3,416	3,671	4,053	3,526	2,934
Residential mortgage	246	267	145	72	123
Other loans	1,046	1,019	1,645	1,085	1,002

Total consumer	16,931	13,903	17,386	15,811	12,863

Total Net Charge-offs	$32,774	$41,056	$32,836	$83,158	$33,785

Net Charge-offs as a % of Average Loans and Leases
Commercial	0.91%	1.89%	1.06%	4.31%	1.21%
Commercial real estate	0.36	0.06	0.06	0.82	0.45

Total commercial and commercial real estate	0.68	1.14	0.66	2.92	0.92

Consumer
Automobile direct financing leases	0.36	0.44	0.37	0.38	0.17
Automobile loans	1.20	1.06	1.38	1.41	1.23
Home equity	0.39	0.44	0.50	0.45	0.38
Residential mortgage	0.05	0.06	0.03	0.02	0.03
Other loans	1.14	1.08	1.69	1.09	0.98

Total consumer	0.61	0.57	0.73	0.71	0.62

Net Charge-offs as a % of Average Loans and Leases	0.64%	0.85%	0.69%	1.83%	0.78%

(1)	The third quarter 2003 includes the reserve for loan losses associated with automobile loans contained in one of Huntington’s securitization trusts consolidated as a result of the adoption of FASB Interpretation No. 46 on July 1, 2003.

Huntington Bancshares Incorporated
YTD Loan and Lease Loss Reserve and Net Charge-off Analysis

	Nine Months Ended September 30,

(in thousands)	2003	2002

Allowance for Loan and Lease Losses, Beginning of Period	$336,648	$369,332
Loan and lease losses	(133,511)	(140,462)
Recoveries of loans and leases previously charged off	26,845	26,708

Net loan and lease losses	(106,666)	(113,754)

Provision for loan and lease losses	137,652	143,190
Allowance of assets (sold) / purchased	(6,458)	(21,033)
Allowance of securitized loans (1)	8,959	(6,702)

Allowance for Loan and Lease Losses, End of Period	$370,135	$371,033

Allowance for loan and lease losses as a % of total loans and leases	1.75%	2.08%
Allowance for loan and lease losses as a % of non-performing loans and leases	304%	182%
Allowance for loan and lease losses as a % of non-performing assets	270%	173%

Net Charge-offs by Type

Commercial	$53,672	$57,951
Commercial real estate	4,774	10,105

Total commercial and commercial real estate	58,446	68,056

Consumer
Automobile direct financing leases	3,792	700
Automobile loans	28,920	28,717
Home equity	11,140	9,980
Residential mortgage	658	800
Other loans	3,710	5,501

Total consumer	48,220	45,698

Total Net Charge-offs	$106,666	$113,754

Net Charge-offs as a % of Average Loans and Leases

Commercial	1.29%	1.35%
Commercial real estate	0.16	0.38

Total commercial and commercial real estate	0.83	0.98

Consumer
Automobile direct financing leases	0.39	0.39
Automobile loans	1.22	1.43
Home equity	0.44	0.44
Residential mortgage	0.05	0.08
Other loans	1.31	1.68

Total consumer	0.63	0.78

Net Charge-offs as a % of Average Loans and Leases	0.73%	0.89%

(1)	2003 includes the reserve for loan losses associated with automobile loans contained in one of Huntington’s securitization trusts consolidated as a result of the adoption of FASB Interpretation No. 46 on July 1, 2003.

Huntington Bancshares Incorporated
Quarterly Non-Performing Assets and Past Due Loans and Leases

	2003			2002

(in thousands)	Third	Second	First	Fourth	Third

Non-accrual loans and leases:
Commercial	$82,413	$86,021	$94,754	$91,861	$147,392
Commercial real estate	30,545	22,398	22,585	26,765	47,537
Residential mortgage	8,923	11,735	9,302	9,443	8,488

Total Nonaccrual Loans and Leases	121,881	120,154	126,641	128,069	203,417
Renegotiated loans	—	—	—	—	37

Total Non-Performing Loans and Leases	121,881	120,154	126,641	128,069	203,454
Other real estate, net	15,196	13,568	14,084	8,654	10,675

Total Non-Performing Assets	$137,077	$133,722	$140,725	$136,723	$214,129

Non-performing loans and leases as a % of total loans and leases	0.58%	0.63%	0.67%	0.69%	1.14%
Non-performing assets as a % of total loans and leases and other real estate	0.65%	0.70%	0.74%	0.74%	1.20%
Accruing loans and leases past due 90 days or more	$66,060	$55,287	$57,241	$61,526	$57,337
Accruing loans and leases past due 90 days or more as a percent of total loans and leases	0.31%	0.29%	0.30%	0.33%	0.32%

	2003			2002

(in thousands)	Third	Second	First	Fourth	Third

Non-Performing Assets, Beginning of Period	$133,722	$140,725	$136,723	$214,129	$223,237
New non-performing assets	52,213	83,104	48,359	65,506	47,275
Returns to accruing status	(319)	(9,866)	(5,993)	(12,658)	(380)
Loan and lease losses	(22,090)	(30,204)	(17,954)	(72,767)	(25,480)
Payments	(18,905)	(26,831)	(15,440)	(28,500)	(26,308)
Sales	(7,544)	(23,206)	(4,970)	(28,987)	(4,215)

Non-Performing Assets, End of Period	$137,077	$133,722	$140,725	$136,723	$214,129

Huntington Bancshares Incorporated
Quarterly Stock Summary, Capital, and Other Data

Quarterly Common Stock Summary

	2003			2002

	Third	Second	First	Fourth	Third

High	$20.890	$21.540	$19.800	$19.980	$20.430
Low	19.220	18.030	17.780	16.160	16.000
Close	19.850	19.510	18.590	18.710	18.190
Average closing price	20.199	19.790	18.876	18.769	19.142
Cash dividends declared	$0.175	$0.16	$0.16	$0.16	$0.16
Common shares outstanding (000s)
Average — Basic	228,715	228,633	231,355	233,581	239,925
Average — Diluted	230,966	230,572	232,805	235,083	241,357
Ending	228,870	228,660	228,642	232,879	237,544
Common Share Repurchase Programs (000s) (1)
Number of shares repurchased	—	—	4,300	4,110	6,262

Note: Intra-day and closing stock price quotations were obtained from NASDAQ.

Capital Data — End of Period

	2003			2002

(in millions)	Third (2)	Second	First	Fourth	Third

Total risk-weighted assets	$28,042	$27,569	$27,436	$27,149	$26,229
Tier 1 risk-based capital ratio	8.38%	8.32%	8.14%	8.32%	8.82%
Total risk-based capital ratio	11.16%	11.12%	11.01%	11.22%	11.79%
Tier 1 leverage ratio	7.95%	8.26%	8.22%	8.49%	9.06%
Tangible Equity / Assets Ratio	6.78%	7.07%	7.02%	7.23%	7.65%
Tangible Equity / Risk-Weighted Assets Ratio	7.23%	7.20%	7.07%	7.27%	7.72%

Other Data — End of Period

	2003			2002

	Third	Second	First	Fourth	Third

Number of employees (full-time equivalent)	8,054	8,093	8,134	8,177	8,117
Number of domestic full-service banking offices (3)	337	341	342	343	336

(1)	Under the current authorization, there were 3.9 million of shares available to be repurchased at September 30, 2003.

(2)	Estimated.

(3)	Includes three Private Financial Group offices in Florida.

Huntington Bancshares Incorporated
Quarterly and YTD Operating Lease Performance

	2003			2002		Nine Months

	Third	Second	First	Fourth	Third	2003	2002

Balance Sheet (in millions)
Average operating lease assets outstanding	$1,565	$1,802	$2,076	$2,328	$2,597	$1,812	$2,804

Income Statement (in thousands)
Net rental income	$109,645	$120,502	$130,274	$139,610	$150,016	$360,421	$475,715
Fees	5,372	5,414	5,633	7,081	7,220	16,419	21,589
Recoveries — early terminations	2,607	2,658	2,286	2,568	2,928	7,551	10,511

Total Operating Lease Income	117,624	128,574	138,193	149,259	160,164	384,391	507,815

Depreciation and residual losses at termination	83,112	91,387	99,283	106,399	112,900	273,782	357,085
Losses — early terminations	10,022	11,552	12,305	14,348	12,843	33,879	41,138

Total Operating Lease Expense	93,134	102,939	111,588	120,747	125,743	307,661	398,223

Net Earnings Contribution	$24,490	$25,635	$26,605	$28,512	$34,421	$76,730	$109,592

Earnings ratios (1)
Net rental income	28.02%	26.75%	25.10%	23.99%	23.11%	26.52%	22.62%
Depreciation	21.24%	20.29%	19.13%	18.28%	17.39%	20.15%	16.98%

Definition of terms:

Net rental income includes the lease payments earned on the vehicles that Huntington leases to its customers under operating leases. Fees include late fees, early payment fees and other non-origination fees. Recoveries represent payments received on a cash basis subsequent to a customer’s default on an operating lease and a recognition of an impairment loss on the lease. Depreciation represents the periodic depreciation of vehicles to their residual value owned by Huntington under operating leases and any accelerated depreciation where Huntington expects to receive less than the residual value from the sale of the vehicle and from insurance proceeds at the end of the lease term. Losses represent impairments recognized on vehicles where the lessee has defaulted on the operating lease.

(1)	As a percent of average operating lease assets, quarterly and year-to-date amounts annualized.